SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE TO
Tender Offer Statement
under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934
(Amendment No. 1)
Transocean Inc.
(Name of Subject Company (issuer))
Transocean Inc.
(Names of Filing Persons (identifying status as offeror, issuer or other person)
1.5% Convertible Debentures Due May 15, 2021
(Title of Class of Securities)
893830 AD1
(CUSIP Number of Class of Securities)
Eric B. Brown, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Transocean Inc.
4 Greenway Plaza
Houston, Texas 77046
(713) 232-7500
(Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications on Behalf of Filing Persons)
Copy to:
Gene J. Oshman, Esq.
John D. Geddes, Esq.
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
(713) 229-1234

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing registration statement number, or the Form or Schedule and the date of its filing.
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
	☐	third-party tender offer subject to Rule 14d-1.
	☑	issuer tender offer subject to Rule 13e-4.
	☐	going-private transaction subject to Rule 13e-3.
	☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

ITEM 12. Exhibits
SIGNATURE
INDEX TO EXHIBITS
Company Notice to Holders of Transocean Inc. 1.5% Convertible Debentures due May 15, 2021
Form of Repurchase Notice

     This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO originally filed by Transocean Inc., a Cayman Islands exempted company (“Transocean”), on April 17, 2006. The Tender Offer Statement on Schedule TO relates to Transocean’s offer to repurchase the 1.5% Convertible Debentures due May 15, 2021 that were issued by Transocean (the “Debentures”), upon the terms and conditions set forth in the Indenture (as defined below), the Company Notice dated April 17, 2006 (the “Company Notice”), and the related offer materials filed as Exhibits (a)(1)(B) to (a)(1)(E) to this Schedule TO (which Company Notice and related offer materials, as amended or supplemented from time to time, collectively constitute the “Option Materials”).
     This Amendment No. 1 to Schedule TO is intended to satisfy the disclosure requirements of Rule 13e-4(c)(3) under the Securities Exchange Act of 1934, as amended.
     Item 12 is hereby amended to read in its entirety as follows:
ITEM 12. Exhibits.

(a)(1)(A)	—	Company Notice to Holders of Transocean Inc. 1.5% Convertible Debentures due May 15, 2021, dated April 17, 2006.
(a)(1)(B)	—	Form of Repurchase Notice.
(a)(1)(C)*	—	Form of Notice of Withdrawal.
(a)(1)(D)*	—	Substitute Form W-9.
(a)(1)(E)*	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(5)(A)*	—	Company Press Release dated April 17, 2006.
(b)	—	Not applicable.
(d)(1)	—	Indenture, dated as of April 15, 1997, between Transocean Inc. (formerly named Transocean Sedco Forex Inc.) and The Bank of New York Trust Company, N.A. (as successor trustee to Chase Bank of Texas, National Association), as trustee (incorporated by reference to Exhibit 4.1 to Transocean’s Current Report on Form 8-K dated April 29, 1997).
(d)(2)	—	First Supplemental Indenture, dated as of April 15, 1997, between Transocean and the Trustee (incorporated by reference to Exhibit 4.2 to Transocean’s Current Report on Form 8-K dated April 29, 1997).
(d)(3)	—	Second Supplemental Indenture, dated as of May 14, 1999, between Transocean and the Trustee (incorporated by reference to Exhibit 4.5 to Transocean’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-59001-99)).
(d)(4)	—	Third Supplemental Indenture, dated as of May 24, 2000, between Transocean and the Trustee (incorporated by reference to Exhibit 4.1 to Transocean’s Current Report on Form 8-K dated May 24, 2000).
(d)(5)	—	Fourth Supplemental Indenture dated as of May 11, 2001 between Transocean and the Trustee (incorporated by reference to Exhibit 4.1 to Transocean’s Current Report on Form 8-K dated May 11, 2001).
(g)	—	Not applicable.
(h)	—	Not applicable.

*	Previously filed as an exhibit to the Schedule TO-I filed on April 17, 2006.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: May 3, 2006

TRANSOCEAN INC.
By:	/s/ Gregory L. Cauthen
Gregory L. Cauthen
Senior Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

(a)(1)(A)	—	Company Notice to Holders of Transocean Inc. 1.5% Convertible Debentures due May 15, 2021, dated April 17, 2006.
(a)(1)(B)	—	Form of Repurchase Notice.
(a)(1)(C)*	—	Form of Notice of Withdrawal.
(a)(1)(D)*	—	Substitute Form W-9.
(a)(1)(E)*	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(5)(A)*	—	Company Press Release dated April 17, 2006.
(b)	—	Not applicable.
(d)(1)	—	Indenture, dated as of April 15, 1997, between Transocean Inc. (formerly named Transocean Sedco Forex Inc.) and The Bank of New York Trust Company, N.A. (as successor trustee to Chase Bank of Texas, National Association), as trustee (incorporated by reference to Exhibit 4.1 to Transocean’s Current Report on Form 8-K dated April 29, 1997).
(d)(2)	—	First Supplemental Indenture, dated as of April 15, 1997, between Transocean and the Trustee (incorporated by reference to Exhibit 4.2 to Transocean’s Current Report on Form 8-K dated April 29, 1997).
(d)(3)	—	Second Supplemental Indenture, dated as of May 14, 1999, between Transocean and the Trustee (incorporated by reference to Exhibit 4.5 to Transocean’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-59001-99)).
(d)(4)	—	Third Supplemental Indenture, dated as of May 24, 2000, between Transocean and the Trustee (incorporated by reference to Exhibit 4.1 to Transocean’s Current Report on Form 8-K dated May 24, 2000).
(d)(5)	—	Fourth Supplemental Indenture dated as of May 11, 2001 between Transocean and the Trustee (incorporated by reference to Exhibit 4.1 to Transocean’s Current Report on Form 8-K dated May 11, 2001).
(g)	—	Not applicable.
(h)	—	Not applicable.

*	Previously filed as an exhibit to the Schedule TO-I filed on April 17, 2006.

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